UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2010

YOUBLAST GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52363	74-2820999
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Greene Street, 4th Floor
New York, New York 10012
(Address of principal executive offices) (zip code)

(212) 465-3428
 (Registrant's telephone number, including area code)

Copies to:
David J. Sorin, Esq.
SorinRoyerCooper LLC
Two Tower Center Blvd.
East Brunswick, NJ 08816
Phone: (732) 839-0400
Fax: (732) 393-1901

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 5, 2010, YouBlast Global, Inc., a Delaware corporation (the “Company”), issued a 16% Debenture Due December 31, 2010 (the “Debenture”) in the aggregate principal amount of $50,000 to John Thomas Bridge & Opportunity Fund II, L.P. (the “Lender”).  The Lender is a shareholder and debtor of the Company.

Pursuant to the Debenture, on November 5, 2010, the Company incurred indebtedness of $50,000.  The Debenture is unsecured and bears interest at a rate of 16% per annum, payable in cash, and is due on the earlier of December 31, 2010, or the third business day after the date on which the Company receives a financing of at least $2,000,000 or more, unless such date is extended or accelerated.  The outstanding principal amount may not be prepaid, except in the event that the Company receives a financing of at least $2,000,000.

The Debenture contains customary events of default, such as (i) the failure to repay any principal amount and/or interest due under the Debenture, (ii) any material inaccuracy of any representation and warranty, (iii) failure to perform any covenant or agreement, (iv) bankruptcy and insolvency events, (v) certain contractual defaults and (vi) entry of certain judgments against the Company; provided, however, that any event of default that was existing and continuing prior to this Debenture shall not be the basis for an event of default under the Debenture.  If any event of default occurs, all outstanding principal, together with accrued and unpaid interest, shall become immediately due and payable in cash.  Additionally, upon an event of default, the interest rate shall accrue at a rate of 18% per annum.

Upon a change in control of the Company (as defined in the Debenture), the Lender shall have the right (i) to convert the Debenture into securities of the same class and type as those being obtained by the acquirer or (ii) to require the Company to repurchase the Debenture at 125% of the outstanding principal amount plus accrued and unpaid interest.

The foregoing description of the Debenture does not purport to be complete and is qualified in its entirety by reference to the Debenture.  A copy of the Debenture is attached to this report as Exhibit 4.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

During the period beginning on March 24, 2010 and ending on September 28, 2010, the Company issued debentures (collectively the “Other Debentures” and each an “Other Debenture”) to John Thomas Bridge and Opportunity Fund, L.P. and John Thomas Bridge and Opportunity Fund II, L.P. (“JTBO”), Philmore Anderson, IV, the Executive Chairman of the Company, and three other investors.  The Company has publicly disclosed the terms and conditions of the Other Debentures.

Pursuant to the terms of the Other Debentures, upon the occurrence of certain equity or debt financings, the Company must use a portion or all of the financing proceeds to repay each Other Debenture.  The Company has concluded that its current liquidity and capital resource requirements preclude early payment of the Other Debentures and is, therefore, seeking waivers of the early payment requirement in each Other Debenture.  If the Company is unable to secure such waivers, the failure to make the necessary early payments contemplated by the Other Debentures could be considered an event of default under each Other Debenture entitling the holder thereof to accelerate payments under the Other Debentures.  If accelerated, (i) all amounts due under the Other Debentures shall be immediately due and payable in cash, except that the applicable holder may elect to convert all or any portion of principal amount of their Other Debenture into shares of the Company’s Common Stock and (ii) the Company shall be required to issue each holder of an Other Debenture 1,000,000 shares of the Company’s Common Stock.  In addition, commencing as of such date of default, the interest rate of each Other Debenture shall increase to 18% per annum.

In connection with the issuance of the Other Debentures, the Company issued JTBO and Mr. Anderson warrants to purchase 800,000 shares and 1,000,000 shares of the Company’s Common Stock, respectively.  If there is an event of default in the payment of the principal amount or interest due under the Other Debentures issued to JTBO and Mr. Anderson, the exercise price of these warrants is decreased from $0.50 per share to $0.01 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
4.1	16% Debenture Due December 31, 2010, issued to John Thomas Bridge & Opportunity Fund II, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBLAST GLOBAL, INC.

Dated: November 10, 2010	By:	/s/ Jeffrey Forster
Name: Jeffrey Forster
Title: Chief Executive Officer